Filed Pursuant to Rule 433
                                                 Registration No.: 333-136045-02


Subject: GG10 -- Computational Materials for ICP (external)


IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF
ASSET-BACKED SECURITIES

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consequence of the non-delivery.

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This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.



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


GSMS 2007-GG10
Net WAC Rate




Period   Date          0 cpr     100 cpr
Total

   0   10-Jul-07
   1   10-Aug-07       5.9930        5.9930
   2   10-Sep-07       5.9930        6.0360
   3   10-Oct-07       5.7989        5.8405
   4   10-Nov-07       5.9930        6.0361
   5   10-Dec-07       5.7989        5.8406
   6   10-Jan-08       5.9930        6.0361
   7   10-Feb-08       5.7989        5.8406
   8   10-Mar-08       5.7989        5.8406
   9   10-Apr-08       5.9930        6.0361
  10   10-May-08       5.7989        5.8406
  11   10-Jun-08       5.9929        6.0361
  12   10-Jul-08       5.7989        5.8403
  13   10-Aug-08       5.9929        6.0358
  14   10-Sep-08       5.9929        6.0358
  15   10-Oct-08       5.7989        5.8403
  16   10-Nov-08       5.9929        6.0358
  17   10-Dec-08       5.7989        5.8403
  18   10-Jan-09       5.7989        5.8403
  19   10-Feb-09       5.7989        5.8403
  20   10-Mar-09       5.7989        5.8403
  21   10-Apr-09       5.9929        6.0296
  22   10-May-09       5.7988        5.8351
  23   10-Jun-09       5.9929        6.0313
  24   10-Jul-09       5.8048        5.8436
  25   10-Aug-09       5.9990        6.0391
  26   10-Sep-09       5.9990        6.0469
  27   10-Oct-09       5.8048        5.8511
  28   10-Nov-09       5.9990        6.0469
  29   10-Dec-09       5.8048        5.8511
  30   10-Jan-10       5.8047        5.8510
  31   10-Feb-10       5.8047        5.8510
  32   10-Mar-10       5.8047        5.8510
  33   10-Apr-10       5.9989        6.0468
  34   10-May-10       5.8047        5.8510
  35   10-Jun-10       5.9989        6.0445
  36   10-Jul-10       5.8077        5.8529
  37   10-Aug-10       6.0021        6.0488
  38   10-Sep-10       6.0020        6.0488
  39   10-Oct-10       5.8077        5.8529
  40   10-Nov-10       6.0020        6.0487
  41   10-Dec-10       5.8076        5.8528
  42   10-Jan-11       5.8076        5.8527
  43   10-Feb-11       5.8076        5.8527
  44   10-Mar-11       5.8076        5.8527
  45   10-Apr-11       6.0018        6.0485
  46   10-May-11       5.8075        5.8526
  47   10-Jun-11       6.0018        6.0480
  48   10-Jul-11       5.8074        5.8521
  49   10-Aug-11       6.0017        6.0479
  50   10-Sep-11       6.0017        6.0479
  51   10-Oct-11       5.8073        5.8520
  52   10-Nov-11       6.0016        6.0476
  53   10-Dec-11       5.8069        5.8519
  54   10-Jan-12       6.0012        6.0469
  55   10-Feb-12       5.8071        5.8510
  56   10-Mar-12       5.8068        5.8577
  57   10-Apr-12       6.0002        6.0471
  58   10-May-12       5.8049        5.8479
  59   10-Jun-12       5.9921        6.0232
  60   10-Jul-12       5.7996        5.8351
  61   10-Aug-12       5.9783        6.0303
  62   10-Sep-12       5.9787        6.0303
  63   10-Oct-12       5.7851        5.8350
  64   10-Nov-12       5.9786        6.0302
  65   10-Dec-12       5.7850        5.8349
  66   10-Jan-13       5.7849        5.8349
  67   10-Feb-13       5.7849        5.8349
  68   10-Mar-13       5.7850        5.8349
  69   10-Apr-13       5.9784        6.0301
  70   10-May-13       5.7848        5.8348
  71   10-Jun-13       5.9784        6.0300
  72   10-Jul-13       5.7971        5.8514
  73   10-Aug-13       5.9911        6.0472
  74   10-Sep-13       5.9910        6.0466
  75   10-Oct-13       5.7970        5.8508
  76   10-Nov-13       5.9910        6.0475
  77   10-Dec-13       5.7969        5.8516
  78   10-Jan-14       5.7969        5.8516
  79   10-Feb-14       5.7964        5.8515
  80   10-Mar-14       5.8006        5.8533
  81   10-Apr-14       5.9892        6.0463
  82   10-May-14       5.7951        5.8504
  83   10-Jun-14       5.9892        6.0462
  84   10-Jul-14       5.7945        5.8504
  85   10-Aug-14       5.9883        6.0461
  86   10-Sep-14       5.9883        6.0461
  87   10-Oct-14       5.7944        5.8503
  88   10-Nov-14       5.9882        6.0460
  89   10-Dec-14       5.7943        5.8502
  90   10-Jan-15       5.7942        5.8502
  91   10-Feb-15       5.7942        5.8501
  92   10-Mar-15       5.7943        5.8503
  93   10-Apr-15       5.9880        6.0458
  94   10-May-15       5.7941        5.8500
  95   10-Jun-15       5.9879        6.0458
  96   10-Jul-15       5.7940        5.8499
  97   10-Aug-15       5.9878        6.0457
  98   10-Sep-15       5.9878        6.0457
  99   10-Oct-15       5.7939        5.8498
 100   10-Nov-15       5.9877        6.0456
 101   10-Dec-15       5.7938        5.8498
 102   10-Jan-16       5.9876        6.0455
 103   10-Feb-16       5.7937        5.8497
 104   10-Mar-16       5.7937        5.8497
 105   10-Apr-16       5.9875        6.0454
 106   10-May-16       5.7936        5.8496
 107   10-Jun-16       5.9874        6.0453
 108   10-Jul-16       5.7935        5.8495
 109   10-Aug-16       5.9873        6.0452
 110   10-Sep-16       5.9872        6.0451
 111   10-Oct-16       5.7932        5.8547
 112   10-Nov-16       5.9870        6.0442
 113   10-Dec-16       5.7930        5.8568
 114   10-Jan-17       5.7929        5.8603
 115   10-Feb-17       5.7897        6.0209
 116   10-Mar-17       5.8314        6.5627
 117   10-Apr-17       5.9683        6.6305
 118   10-May-17       5.8501        5.6398
 119   10-Jun-17       6.2017        5.8284
 120   10-Jul-17       6.2198        5.6398
 121   10-Aug-17       5.8284        5.8284
 122   10-Sep-17       5.8284        5.8284
 123   10-Oct-17       5.6398        5.6398
 124   10-Nov-17       5.8284        5.8284
 125   10-Dec-17       5.6398        5.6398
 126   10-Jan-18       5.6398        5.6398
 127   10-Feb-18       5.6398        5.8284
 128   10-Mar-18       5.6398
 129   10-Apr-18       5.8284
 130   10-May-18       5.6398




This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.